UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Athersys, Inc.

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®

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

To Our Stockholders:

You are invited to attend the 2015 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc. to be held at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114 on Wednesday, June 24, 2015 at 8:00 a.m. Eastern Daylight Time. We are pleased to enclose the notice of our Annual Meeting, together with the proxy statement, the proxy and an envelope for returning the proxy.

You are asked to: (1) elect the seven Directors nominated by the Board of Directors; (2) ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2015; and (3) approve, on an advisory basis, named executive officer compensation.

Your Board of Directors unanimously recommends that you vote: “FOR” the election of each of the seven Director nominees named in the proxy statement; “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2015; and “FOR” the approval, on an advisory basis, of named executive officer compensation.

Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the Annual Meeting and decide to vote in person, you may withdraw your proxy at the meeting. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Your time and attention to this letter and the accompanying proxy statement and proxy are appreciated.

Sincerely,

/s/ Gil Van Bokkelen
Gil Van Bokkelen
Chairman and Chief Executive Officer

May 6, 2015

®

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS ON

June 24, 2015

The 2015 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, will be held on Wednesday, June 24, 2015, at 8:00 a.m. Eastern Daylight Time, at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114 for the following purposes:

(1)	To elect the seven Directors nominated by the Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2015;

(3)	To approve, on an advisory basis, named executive officer compensation; and

(4)	To consider any other matters that may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on Monday, April 27, 2015 are entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary

May 6, 2015

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2015

The 2015 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, which we refer to as Athersys or the Company, will be held on Wednesday, June 24, 2015, at 8:00 a.m. Eastern Daylight Time, at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114.

This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company, which we refer to as the Board, of proxies to be used at the Annual Meeting. This proxy statement and the related proxy card are being mailed to stockholders commencing on or about May 11, 2015.

Stockholders of record of the Company at the close of business on Monday, April 27, 2015, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 82,881,666 shares of common stock, par value $0.001 per share, of the Company, which we refer to as Common Stock, were outstanding and entitled to vote. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as “broker non-votes,” as described below, will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Required Vote, Abstentions, Broker Non-Votes and Related Matters. Brokers or other nominees who hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters which are “non-routine,” without specific instructions from the beneficial owner. The vote required and the treatment of abstentions and broker non-votes for each proposal are described below.

Proposal One—Election of Directors is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. The nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, withheld votes and broker non-votes will have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes.

Proposal Two—Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for the Fiscal Year Ending December 31, 2015 is considered to be a routine matter. Accordingly, we do not expect broker non-votes on this proposal. The affirmative vote of the holders of a majority of the shares cast, in person or by proxy, is necessary for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015. Under the Company’s bylaws, abstentions will have no effect on this proposal as abstentions will not be counted in determining the number of votes cast. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2015 is not binding on the Company.

Proposal Three – Advisory Vote on Named Executive Compensation is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of the majority of the votes cast, in person or by proxy, on such proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal as they will not be counted in determining the number of votes cast.

The shares of Common Stock represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares of Common Stock represented by such proxies received will be voted: (i) for the election of each of the seven Director nominees named in this proxy statement;

(ii) for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2015; (iii) for the approval, on an advisory basis, of named executive officer compensation; and (iv) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting or any adjournment thereof.

Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, you may revoke the proxy at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of the following seven Directors, Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Ismail Kola, Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski, and their current term of office will expire at the Annual Meeting. At each annual stockholders’ meeting, Directors are elected for a one-year term and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled by a majority vote of the remaining Directors then in office.

At the Annual Meeting, seven Directors are to be elected to hold office for a term of one year and until their successors are elected and qualified. The Board recommends that its nominees for Director be elected at the Annual Meeting. The nominees are Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Ismail Kola, Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski.

If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board may recommend. Information regarding the nominees for Director is set forth below.

Gil Van Bokkelen, 54. Dr. Van Bokkelen has served as our Chief Executive Officer and Chairman since August 2000. Dr. Van Bokkelen co-founded Athersys in 1995 and has served as Chief Executive Officer and Director since the Company’s founding. Prior to May 2006, he also served as the Company’s President. Dr. Van Bokkelen is also the Chairman of the Board of Governors for the National Center for Regenerative Medicine. He served as the Chairman of the Alliance for Regenerative Medicine from 2010 through 2012, a Washington D.C. based consortium of companies, patient advocacy groups, disease foundations, and clinical and research institutions that are committed to the advancement of the field of regenerative medicine, and served ex officio from 2013 to 2014. He has served on a number of other boards, including the Biotechnology Industry Organization’s ECS board of directors (from 2001 to 2004, and from 2008 to present). He received his Ph.D. in Genetics from Stanford University School of Medicine, his B.A. in Economics from the University of California at Berkeley, and his B.A. in Molecular Biology from the University of California at Berkeley.

Dr. Van Bokkelen brings to the Board leadership, extensive business, operating, financial and scientific experience, and tremendous knowledge of our Company and the biotechnology industry. Dr. Van Bokkelen also brings his broad strategic vision for our Company to the Board of Directors and his service as the Chairman and Chief Executive Officer of Athersys creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on the business. In addition, having the Chief Executive Officer, and Dr. Van Bokkelen, in particular, on our Board of Directors provides our Company with ethical, decisive and effective leadership.

Lee E. Babiss, 59. Dr. Babiss has served as Lead Director since October 2013 and a Director since August 2010. Dr. Babiss is currently Chief Scientific Officer and Executive Vice President of Discovery Innovation of PPD, Inc., a contract research organization, where he has served since February 2010, and Chief Executive Officer of X-Rx, a majority-owned subsidiary of PPD, Inc., providing strategic direction and scientific leadership in support of drug discovery. Dr. Babiss was formerly President and Director of Global Pharmaceutical Research at Roche, a pharmaceutical company, from 1998 until his appointment at PPD, Inc. Prior to Roche, Dr. Babiss spent seven years with Glaxo, Inc., now GlaxoSmithKline, a pharmaceutical company, where he held senior positions, including Vice President of Biological Sciences and Genetics. Dr. Babiss received his doctorate in Microbiology from Columbia University and completed his postdoctoral fellowship at the Rockefeller University, where he served as an assistant and associate professor. Dr. Babiss has received numerous fellowship awards and grants and serves on several scientific advisory committees and boards. Dr. Babiss has published over 60 peer-reviewed scientific papers.

Dr. Babiss brings over 20 years of experience developing and leading research and development programs. His strategic leadership and product development knowledge provide a valuable perspective to the Board.

John J. Harrington, 47. Dr. Harrington co-founded Athersys in 1995 and has served as our Chief Scientific Officer, Executive Vice President and Director since our founding. Dr. Harrington led the development of the RAGE® technology, as well as its application for gene discovery, drug discovery and commercial protein production applications. He is a listed inventor on over 20 issued or pending United States patents, has authored numerous scientific publications, and has received numerous awards for his work, including being named one of the top international young scientists by MIT Technology Review in 2002. Dr. Harrington has overseen the therapeutic product development programs at Athersys since their inception, and is also focused on the clinical development and manufacturing of MultiStem®. During his career, he has also held positions at Amgen and Scripps Clinic. He received his B.A. in Biochemistry and Cell Biology from the University of California at San Diego and his Ph.D. in Cancer Biology from Stanford University.

Dr. Harrington’s scientific experience and deep understanding of our Company, combined with his drive for innovation and excellence, position him well to serve on the Board of Directors.

Ismail Kola, 58. Dr. Kola has served as a Director since October 2010. Dr. Kola has served as Executive Vice President of UCB S.A. in Belgium, a biopharmaceutical company dedicated to the development of innovative medicines focused on the fields of central nervous system and immunology disorders, and President of UCB New Medicines, UCB’s discovery research through proof-of-concept organization, since November 2009. Dr. Kola was formerly Senior Vice President, Discovery Research and Early Clinical Research & Experimental Medicine at Schering-Plough Research Institute, the pharmaceutical research arm of Schering-Plough Corporation, a pharmaceutical company, and Chief Scientific Officer at Schering-Plough Corporation, from March 2007 until his appointment at UCB. Prior to Schering-Plough, Dr. Kola held senior positions from January 2003 to March 2007 at Merck, a pharmaceutical company, where he was Senior Vice President and Site Head, Basic Research. From 2000 to 2003, Dr. Kola was Vice President, Research, and Global Head, Genomics Science and Biotechnology, at Pharmacia Corporation, a pharmaceutical company. Prior to his position with Pharmacia, Dr. Kola spent 15 years as Professor of Human Molecular Genetics and was Director of the Centre for Functional Genomics and Human Disease at Monash Medical School in Australia. Dr. Kola received his Ph.D. in Medicine from the University of Cape Town, South Africa, his B.Sc. from the University of South Africa, and his B.Pharm. from Rhodes University, South Africa. Dr. Kola served on the board of directors of Astex Therapeutics (NASDAQ: ASTX) since May 2010 until its sale to Otsuka Pharmaceuticals in October 2013, and currently serves on the board of directors of Biotie Therapies (and previously Synosia who merged with Biotie) since February 2011, and previously served on the board of directors of Ondek Pty Ltd from 2009 to 2011, and Promega Corporation from 2003 to 2007. Dr. Kola has authored 160 technical publications in scientific and medical journals and is the named inventor on at least a dozen patents. Dr. Kola holds Adjunct Professorships of Medicine at Washington University in St. Louis, Missouri, and Monash University Medical School; a Foreign Adjunct Professorship at the Karolinska Institute in Stockholm, Sweden; and was elected William Pitt Fellow at Pembroke College, Cambridge University, United Kingdom in 2008. Dr. Kola has also been appointed a Visiting Professor at Oxford University, Nuffield School of Medicine, Oxford United Kingdom, since September 2012.

For more than 20 years, Dr. Kola has created a bridge between the scientific and academic worlds though various projects funded by renowned institutes, and Dr. Kola’s experience and leadership in taking numerous drugs from the research stage to market or late stage development brings a unique and valuable perspective to our Board.

Lorin J. Randall, 71. Mr. Randall has served as a Director since September 2007. Mr. Randall is an independent financial consultant and previously was Senior Vice President and Chief Financial Officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from 2004 to 2006. From 2002 to 2004, Mr. Randall served as Senior Vice President and Chief Financial Officer of i-STAT Corporation, a publicly-traded manufacturer of medical diagnostic devices that was acquired by Abbott Laboratories in 2004. From 1995 to 2001, Mr. Randall was Vice President and Chief Financial Officer of CFM Technologies, Inc., a publicly-traded manufacturer of semiconductor manufacturing equipment. Mr. Randall currently serves on the boards of directors of Acorda Therapeutics, Inc. (NASDAQ: ACOR) since 2006, where he serves on the audit committee and is a member of the compliance and nominations and governance committees, and Nanosphere, Inc. (NASDAQ: NSPH) since 2008, where he serves as chairman of the audit committee. He previously served on the boards of directors of Tengion, Inc. (OTCQB: TNGN) from 2008 to 2014, where he served as chairman of the audit committee and a member of the compensation committee, and Opexa Therapeutics, Inc. (NASDAQ: OPXA) from 2007 to 2009, where he served as chair of the audit committee. Mr. Randall received a B.S. in accounting from The Pennsylvania State University and an M.B.A. from Northeastern University.

Mr. Randall’s strong financial and human resources background and his service on the audit and compensation committees of other companies provides expertise to the Board, including an understanding of financial statements, compensation policies and practices, corporate finance, developing and maintaining effective internal controls, accounting, employee benefits, investments and capital markets. These qualities also formed the basis for the Board’s decision to appoint Mr. Randall as chairman of the Audit Committee and the Compensation Committee.

Kenneth H. Traub, 53. Mr. Traub has served as a Director since June 2012. Mr. Traub has served as the President and Chief Executive Officer of Ethos Management LLC, a firm that specializes in investing in and enabling companies to execute strategies to build and unlock stockholder value, since 2009. Mr. Traub has also served as a general partner of Rosemark Capital, a private equity firm since 2013. Mr. Traub served as President, Chief Executive Officer and director of American Bank Note Holographics, Inc., or ABNH, a global leader in product and document security, from 1999 until its sale in 2008 to JDS Uniphase Corporation, or JDSU, a provider of optical products and measurement solutions for the communications industry. Mr. Traub managed the turnaround, growth and sale of ABNH. Following the sale of ABNH, Mr. Traub served as Vice President of JDSU in 2008. In 1994, Mr. Traub co-founded Voxware, Inc., a pioneer in ‘Voice over IP’ communication technologies and acted as its Executive Vice President, Chief Financial Officer and director until 1998. Prior to Voxware, he was Vice President of Finance of Trans-Resources, Inc. Mr. Traub currently serves on the boards of directors of the following publicly traded companies: (i) MRV Communications, Inc. (OTC: MRVC) since November 2011 and as Chairman since January 2012, where he is a member of the audit committee, compensation committee and nominating and governance committee; (ii) DSP Group, Inc. (NASDAQ: DSPG) since May 2012, where he is a member of the compensation committee and chairman of the strategic committee; and (iii) Vitesse Semiconductor Corp. (NASDAQ: VTSS) since March 2013, where he is a member of the compensation committee. Mr. Traub also served on the board of Phoenix Technologies Ltd. (NASDAQ:PTEC) from November 2009 through its sale in December 2010, where he was a member of the audit committee and compensation committee, served on the board of MIPS Technologies, Inc. (NASDAQ: MIPS) from November 2011 through its sale in February 2013, where he was a member of the audit and governance committee, served on the board of iPass, Inc. (NASDAQ: IPAS) from June 2009 through June 2013, where he was a member of the compensation committee and the corporate governance and nominating committee and served on the board of Xyratex Limited (NASDAQ: XRTX) from June 2013 through its sale in March 2014, where he was a member of the audit committee. Mr. Traub received a M.B.A. from Harvard Business School in 1988 and a B.A. from Emory University in 1983.

As a director for Athersys, Mr. Traub contributes his extensive experience and expertise in managing and growing companies to maximize shareholder value.

Jack L. Wyszomierski, 59. Mr. Wyszomierski has served as a Director since June 2010. From 2004 until his retirement in June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier and distributor of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2004, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a pharmaceutical company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc., a distributor of economic data. Mr. Wyszomierski has served on the board of directors of Xoma Corporation (NASDAQ: XOMA) since 2010, where he also serves as chairman of the compensation committee and as a member of the audit committee, and Exelixis, Inc. (NASDAQ: EXEL) since 2004, where he serves as chairman of the audit committee. Mr. Wyszomierski was also a member of the board of directors and chairman of the audit committee at Unigene Laboratories, Inc. (OTC: UGNE) from 2012 to 2013. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

Mr. Wyszomierski’s extensive financial reporting, accounting and finance experience and his service on the audit committees of other public companies, as well as his experience in the healthcare and life sciences industries, provides financial expertise to the Board, including an understanding of financial statements, corporate finance, developing and maintaining effective internal controls, accounting, investments and capital markets.

The Board unanimously recommends that stockholders vote FOR the election of each of the seven Director nominees named in this proxy statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

The Board reviews the independence of each Director at least annually. During these reviews, the Board will consider transactions and relationships between each Director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the Director was independent. The Board conducted its annual review of Director independence to determine if any transactions or relationships exist that would disqualify any of the individuals who serve as a Director under the rules of the NASDAQ Capital Market, or NASDAQ, or require disclosure under Securities and Exchange Commission, or SEC, rules. Based upon the foregoing review, the Board determined the following individuals are independent under the rules of the NASDAQ: Lee E. Babiss, Ismail Kola, Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski. Currently, we have two members of management who also serve on the Board: Dr. Van Bokkelen, who is also our Chairman and Chief Executive Officer, and Dr. Harrington, who is our Executive Vice President and Chief Scientific Officer. Neither Dr. Van Bokkelen nor Dr. Harrington is considered independent under the independence rules of the NASDAQ.

Board Meetings

The Board held eight meetings during fiscal year 2014. All of the Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which he served during fiscal year 2014.

Attendance at Annual Meeting

Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting, Directors are encouraged to attend. The Company held an annual meeting of stockholders last year, which was attended by all of the seven Directors.

Committees

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of its committees. These charters, as well as our Code of Business Conduct and Ethics, are posted and available under the Investor page on our website at www.athersys.com. Stockholders may request copies of these corporate governance documents, free of charge, by writing to Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115, Attention: Corporate Secretary.

Audit Committee

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K. The current members of the Audit Committee are Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski. The Board of Directors has determined that each of Mr. Randall, Mr. Traub and Mr. Wyszomierski is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, and an “independent director,” as defined in the NASDAQ listing standards. The Audit Committee held six meetings during fiscal year 2014.

Compensation Committee

The Compensation Committee is responsible for, among other things, annually reviewing and recommending to the Board of Directors the salaries and other compensation, including stock incentives, of our executive officers, including our Chief Executive Officer. The Compensation Committee is also responsible for reviewing and recommending to the Board of Directors, with guidance from independent compensation consultants, as appropriate, the compensation of our non-employee Directors, engaging and determining the fees of compensation consultants, if any, and overseeing regulatory compliance with respect to compensation matters. The Compensation Committee reviews and recommends corporate goals and objectives relevant to the compensation of the executive officers and evaluates the performance of the executive officers in light of those corporate goals and objectives. The Compensation Committee also considers the duties and responsibilities of the executive officers and recommends to the Board of Directors the compensation levels for those executive officers based on those evaluations and any other factors as it deems appropriate. In recommending incentive compensation, the Compensation Committee also considers the Company’s performance and relative stockholder return, the value of similar awards to executive officers of comparable companies, and the awards given to the Company’s executive officers in past years. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. For more information regarding the role of our Chief Executive Officer and compensation consultants in determining executive and director compensation, please see “Executive Compensation — Role of the Chief Executive Officer” and “— Role of the Independent Compensation Consultant” below. The current members of the Compensation Committee are Lorin J. Randall, Lee E. Babiss, Kenneth H. Traub and Jack L. Wyszomierski. The Compensation Committee held six meetings during fiscal year 2014.

Nominations and Corporate Governance Committee

The Nominations and Corporate Governance Committee is responsible for, among other things, evaluating and recommending to the Board of Directors qualified nominees for election as Directors and qualified Directors for committee membership, as well as developing and recommending to the Board corporate governance principles applicable to the Company. The current members of the Nominations and Corporate Governance Committee are Lee E. Babiss, Lorin J. Randall, Ismail Kola and Jack L. Wyszomierski. The Nominations and Corporate Governance Committee held one meeting during fiscal year 2014.

The Nominations and Corporate Governance Committee shall identify individuals qualified to become members of the Board of Directors and recommend candidates to the Board to fill new or vacant positions. Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In recommending candidates, the Nominations and Corporate Governance Committee considers such factors as it deems appropriate, consistent with criteria approved by the Board of Directors. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, experience in corporate governance, experience in business and human resource management, the interplay of the candidate’s experience with the experience of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board. When considering diversity, the Nominations and Corporate Governance Committee considers the breadth and diversity of experience brought by the various nominees for Director in functional areas including pharmaceutical, capital markets, biotechnology, clinical and financial. The Nominations and Corporate Governance Committee recommends candidates to the Board of Directors based on these factors and also considers possible conflicts of interest when making its recommendations to the Board.

The Nominations and Corporate Governance Committee also has used an independent search firm in identifying candidates, as needed, and identifies potential Director candidates for us. Historically, as needed, the search firm has performed initial screenings of candidates, prepared candidate biographies, evaluated candidates’ credentials and conducted reference checks.

The Nominations and Corporate Governance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as our Directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:

•	the name and address of the stockholder and each Director nominee;

•	a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting;

•	a description of any and all arrangements or understandings between the stockholder and each nominee;

•	such other information regarding the nominee that would have been required to be included by the SEC in a proxy statement had the nominee been named in a proxy statement;

•	a brief description of the nominee’s qualifications to be a Director; and

•	the written consent of the nominee to serve as a Director if so elected.

The Nominations and Corporate Governance Committee evaluates candidates proposed by stockholders, if any, using the same criteria as for other candidates not nominated by stockholders.

Board Leadership Structure

We operate in a complex and dynamic industry. Therefore, the Board believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:

•	focus the Board on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of the other members of the Board in order to maximize their contributions to the Board;

•	ensure that each other member of the Board has sufficient knowledge and understanding of our businesses to enable him to make informed judgments; and

•	facilitate the flow of information between the Board and management of the Company.

The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution of our business strategies, which is essential to effective governance. In an effort to further enhance our governance, the Board appointed Lee E. Babiss as our “Lead Director” in October 2013. The roles and responsibilities of the Lead Director include:

•	providing general leadership of the affairs of the independent Directors;

•	presiding over all executive sessions of the Board;

•	serving as primary liaison between the independent Directors and the Chairman and Chief Executive Officer, including facilitating organization and communication among the independent Directors;

•	in conjunction with the Nominations and Corporate Governance Committee, identifying underperforming Directors and providing appropriate counseling for improvement;

•	providing advice and consultation to the Chairman and Chief Executive Officer;

•	being available to discuss with any Director any concerns that he may have regarding the Board, the Company or the management team; and

•	fulfilling such other duties as the Board may provide from time to time.

The Board’s Role in Risk Oversight

The Board oversees the risk management of the Company. The full Board of Directors, as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee, reviews information provided by management in order for the Board to oversee its risk identification, risk management and risk mitigation strategies. The Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting and control risks, and our Nominations and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board during the committee reports portion of each Board meeting, as appropriate. The full Board incorporates the insight provided by these reports into its overall risk management analysis. We believe that the Board leadership structure complements our risk management structure because it allows our independent directors, through independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Certain Relationships and Related Person Transactions

We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:

•	we were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our Directors, Director nominees, executive officers or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.

To identify related person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. We maintain a comprehensive written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders. No related person transactions occurred in fiscal 2014 that required a review by the Audit Committee.

At times, Aspire Capital Fund, LLC, or Aspire Capital, has beneficially owned more than 5% of our outstanding Common Stock. We entered into an equity purchase agreement with Aspire Capital in 2011, which provided that Aspire Capital was committed to purchase up to an aggregate of $20.0 million of shares of our Common Stock over a two-year term, subject to our election to sell any such shares. Under the agreement, we had the right to sell shares, subject to certain volume limitations and a minimum floor price, at a modest discount to the prevailing market price. By September 2013, we had sold all the remaining shares that were available under the 8,000,000 shares of Common Stock registered for resale under the equity facility, which was due to expire in January 2014. In October 2013, we terminated the expiring equity purchase agreement with Aspire Capital and entered into a new equity purchase agreement with Aspire Capital to purchase up to an aggregate of $25.0 million of shares of our Common Stock over a new two-year period. The terms of the 2013 equity facility are similar to the previous arrangement, and we issued 333,333 shares of our Common Stock Aspire Capital as a commitment fee in October 2013 and filed a registration statement for the resale of 10,000,000 shares of Common Stock in connection with the new equity facility.

In 2014, we sold an aggregate 250,000 shares to Aspire Capital at an average price of $3.78 per share under the equity purchase agreement. As of December 31, 2014, we received aggregate proceeds of approximately $14.4 million under both equity purchase agreements since their inception. Also, since January 1, 2015 through May 1, 2015, we sold shares for approximately $10.4 million, in aggregate, to Aspire Capital.

Communications with Directors

Information regarding how our stockholders and other interested parties may communicate with the Board of Directors as a group, with the non-management Directors as a group, or with any individual Director is included on the Investors page under “Corporate Governance” — “Contact the Board” on our website at www.athersys.com.

Compensation Committee Interlocks and Insider Participation

In 2014, none of our Directors was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent auditors of the Company to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2015. During fiscal year 2014, Ernst & Young LLP examined the financial statements of the Company and its subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Although stockholder approval of this appointment is not required by law or binding on the Audit Committee, the Board believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.

It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the votes cast, in person or by proxy, is necessary for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2015. Abstentions will have no effect on this proposal as abstentions will not be counted in determining the number of votes cast. As this proposal is considered to be a routine matter, we do not expect broker non-votes on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2015 is not binding on the Company.

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2015.

Principal Accountant Fees and Services

Audit Fees. Fees paid to Ernst & Young LLP for the audit of the annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K, for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, and for services related to registration statements were $450,640 for the fiscal year ended December 31, 2014 and $639,100 for the fiscal year ended December 31, 2013. The decrease related primarily to services for registration statements filed in 2013.

Audit-Related Fees. There were no fees paid to Ernst & Young LLP for audit-related services in 2014 and 2013.

Tax Fees. Fees paid to Ernst & Young LLP associated with tax compliance and tax consultation were $27,500 and $29,250 for the fiscal years ended December 31, 2014 and 2013, respectively.

All Other Fees. There were no other fees paid to Ernst & Young LLP in 2014 or 2013.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a formal policy on auditor independence requiring the pre-approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.

For the fiscal year ended December 31, 2014, 100% of the services described above were pre-approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of at least three Directors who are independent and operates under a written Audit Committee charter adopted and approved by the Board. The Audit Committee annually selects the Company’s independent auditors. The written charter of the Audit Committee is posted and available under the Investor page on our website at www.athersys.com.

Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the audited financial statements are presented in accordance with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP the audited financial statements of the Company for the year ended December 31, 2014. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Oversight Board in Rule 3200T.

The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such independent auditors’ independence. The Audit Committee has also considered whether Ernst & Young LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Audit Committee

Board of Directors

Lorin J. Randall

Kenneth H. Traub

Jack L. Wyszomierski

PROPOSAL THREE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

COMPENSATION

In this Proposal Three, pursuant to Section 14A of the Exchange Act and Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our stockholders and the Compensation Committee will review the results of the vote and take it into consideration when making future decisions regarding executive compensation. This advisory (non-binding) vote is scheduled to be conducted every year and the next vote will be held at our 2016 annual meeting of stockholders.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s executive compensation, as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) pursuant to Item 402 of Regulation S-K in this Proxy Statement.”

Required Vote

The approval of this Proposal Three requires the affirmative vote of the majority of the votes cast, in person or by proxy, on such proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal as they will not be counted in determining the number of votes cast.

The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the named executive officer compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, which include Dr. Gil Van Bokkelen, our Chief Executive Officer, Ms. Laura Campbell, our Vice President of Finance, Mr. William (B.J.) Lehmann, Jr., our President and Chief Operating Officer, Dr. John Harrington, our Executive Vice President and Chief Scientific Officer, and Dr. Robert Deans, our Executive Vice President of Regenerative Medicine, and places in perspective the data presented in the compensation tables and narratives that follow.

We are an international biotechnology company that is focused primarily in the field of regenerative medicine. Our MultiStem cell therapy has been evaluated in two completed Phase 1 clinical trials and is currently being evaluated in two ongoing Phase 2 clinical trials, as well as an investigator-led Phase 1 trial. We are also applying our pharmaceutical discovery capabilities to identify and develop small molecule compounds with potential applications in indications such as obesity, related metabolic conditions and certain neurological conditions. These represent major areas of clinical need, as well as substantial commercial opportunities. As further discussed in this section, our compensation and benefit programs help us attract, retain and motivate individuals who will maximize our business results by working to meet or exceed established company or individual objectives. In addition, we reward our executive officers for meeting certain developmental milestones, such as completing advancements in product candidate development, strategic partnerships or other financial transactions that add to the capital resources of the Company or create value for stockholders.

The following are the highlights of our 2014 compensation and benefit programs:

•	increased the base salaries of our named executive officers;

•	paid cash bonuses to our named executive officers; and

•	granted stock options and restricted stock unit awards to our named executive officers under our annual equity compensation program.

The following discussion and analysis of our compensation and benefit programs for 2014 should be read together with the compensation tables and related disclosures that follow this section. This discussion includes forward-looking statements based on our current plans, considerations, expectations and determinations about our compensation program. Actual compensation decisions that we may make for 2015 and beyond may differ materially from our recent past.

Compensation Objectives and Philosophy

Our executive compensation programs are designed to:

•	recruit, retain, and motivate executives and employees that can help us achieve our core business goals;

•	provide incentives to promote and reward superior performance throughout the organization, which we refer to as Pay for Performance;

•	facilitate stock ownership and retention by our executives and other employees; and

•	promote alignment between executives and other employees and the long-term interests of stockholders.

The Compensation Committee seeks to achieve these objectives by:

•	establishing a compensation program that is market competitive and internally fair;

•

linking individual and corporate performance with certain elements of compensation through the use of equity grants, cash performance bonuses or other means of compensation, the value of which is substantially tied to the achievement of our Company goals; and

•	when appropriate, given the nature of our business, rewarding our executive officers for both Company and individual achievements with one-time performance awards.

At the 2014 Annual Meeting of Stockholders, approximately 82% of the votes cast were voted in favor of the approval of our named executive officer compensation. Our Compensation Committee believes that the stockholder vote reinforces the objectives and philosophy of our executive compensation programs.

Components of Compensation

Our executive compensation program includes the following elements:

•	base salary;

•	cash bonuses;

•	long-term equity incentive plan awards; and

•	retirement and health and other insurance benefits.

Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. We consider competitive practices, relative management level and operating responsibilities of each executive officer when determining the compensation elements to reward his or her ability to impact short-term and long-term results.

Role of the Chief Executive Officer

Historically, our Chief Executive Officer has taken the lead in providing our Board of Directors with advice regarding executive compensation. For 2014, the Compensation Committee considered recommendations from our Chief Executive Officer regarding the compensation for and performance of our executive officers in relation to company-specific strategic goals that were established by the Compensation Committee and approved by the Board of Directors. These achievements related to potential bonus payments and salary increases. The Compensation Committee considers the recommendations made by our Chief Executive Officer because of his knowledge of the business and the performance of the other executive officers. The Compensation Committee is not bound by the input it receives from our Chief Executive Officer. Instead, the Compensation Committee exercises independent discretion when making executive compensation decisions. We describe and discuss the particular compensation decisions made by the Compensation Committee regarding the 2014 compensation of our named executive officers below under “Elements of Executive Compensation.”

Role of the Independent Compensation Consultant

From time to time, the Compensation Committee has retained the services of an independent compensation consultant, Arnosti Consulting, Inc., or Arnosti. During 2014, at the request of the Compensation Committee, Arnosti assisted the Compensation Committee in evaluating the base salaries to be paid to named executive officers and the annual equity awards to be granted company-wide. The Company pays the cost for Arnosti’s services. However, the Compensation Committee retains the sole authority to engage, direct or terminate Arnosti’s services. In 2014, the Compensation Committee considered and assessed all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Arnosti’s work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Arnosti.

Elements of Executive Compensation

Base Salary. We pay base salaries to provide executive officers with a competitive level of financial security. We establish base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are generally reviewed annually, with adjustments based on the individual’s responsibilities, performance and experience during the year. This review generally occurs each year following an annual review of individual performance.

In general, the Company and the executive team performed well in 2014 against many key goals and objectives, as measured against the metrics of key programmatic achievements (e.g., clinical, preclinical and core capability development), business development objectives, operational and financial performance (e.g., budgetary goals, capital acquisition and management), and intellectual property (e.g., patent issuances and new filings, competitive positioning), among others. Each executive’s performance was evaluated based on the Company’s performance as a whole, combined with an evaluation of individual performance against specific goals and objectives relevant to his or her area of responsibility. Overall, nearly half of corporate goals were achieved in 2014, taking into account that a business partnership was not achieved, which was, and continues to be, an important goal.

For 2014, the Compensation Committee and the Board of Directors approved an increase in base salary of 2.00% as compared to 2013 for the Chief Executive Officer, an adjustment based on both performance and comparative market data provided to the Compensation Committee by Arnosti. Also, the Compensation Committee and the Board of Directors approved increases for each of the other named executive officer’s salary for 2014 as compared to 2013 based primarily on Company performance for the year ended December 31, 2013. The increases were as follows: Mr. Lehmann — 2.05%; Dr. Harrington — 2.06%; Dr. Deans — 2.04%; and Ms. Campbell — 2.07%.

For 2015, the Compensation Committee and the Board of Directors approved an increase in base salary of 1.75% as compared to 2014 for the Chief Executive Officer, an adjustment based on both performance and comparative market data provided to the Compensation Committee by Arnosti. Also, the Compensation Committee and the Board of Directors approved increases for each of the other named executive officer’s salary for 2015 as compared to 2014 based primarily on Company performance for the year ended December 31, 2014. The increases are as follows: Mr. Lehmann – 1.83%; Dr. Harrington – 1.84%; Dr. Deans – 1.66%; and Ms. Campbell – 1.81%.

Cash Bonuses. Given the nature of our business, when appropriate, we reward our named executive officers with performance-related bonuses. We utilize annual incentive bonuses to reward officers and other employees for achieving corporate objectives and for meeting individual annual performance objectives. These objectives relate generally to strategic factors, including advancement of our product candidates, identification and advancement of additional programs or product candidates, establishment and maintenance of key strategic relationships, and to financial factors, including raising capital, adherence to budgets and cash management.

The Compensation Committee recommended and the Board approved a cash bonus incentive program for the year ended December 31, 2014 for our named executive officers. Under the 2014 incentive program, each participant was eligible to earn a target bonus of a specified percentage of the named executive officer’s salary during the award term, weighted on the achievement of specific corporate goals, with the remainder based on individual/functional performance, as set forth below:

		Weighted On
	Target Bonus	Corporate Goals	Individual/Functional Performance
Dr. Van Bokkelen	60%	100%	0%
Dr. Harrington	45%	80%	20%
Mr. Lehmann	45%	80%	20%
Dr. Deans	40%	60%	40%
Ms. Campbell	30%	60%	40%

The evaluation of goal achievement is at the discretion of the Compensation Committee and the Board of Directors based on input from the Chief Executive Officer (with respect to the named executive officers other than the Chief Executive Officer). The 2014 corporate goals included program and collaboration goals, including new business development, progress on MultiStem clinical development and cash management objectives. However, any bonus ultimately paid under our annual incentive program is at the discretion of the Board of Directors based on the recommendation of the Compensation Committee, after good faith consideration of executive officer performance, overall company performance, market conditions and cash availability. We do not have a formally adopted plan document for the 2014 incentive program, although the Compensation Committee recommended and the Board of Directors approved the specific corporate goals, target bonus levels and weightings between corporate and functional performance. The Compensation Committee and the Board of Directors agreed that each of the named executive officers would be entitled to a bonus under the 2014 incentive program as a result of individual performance and the achievement of operational and strategic objectives in 2014, specifically the achievement of patient enrollment and regulatory approval goals for the Company’s clinical studies, capital management and the receipt of new grant funding, and other core program development and sector leadership goals, resulting in the payment of bonuses based on a percentage of such officers’ 2014 base salaries as follows:

	Bonus Achieved	Cash Bonus Paid
Dr. Van Bokkelen	28.5%	$133,000
Dr. Harrington	21.6%	$82,000
Mr. Lehmann	21.6%	$82,500
Dr. Deans	16.8%	$55,000
Ms. Campbell	14.6%	$36,000

For the year ending December 31, 2015, the Compensation Committee recommended and the Board of Directors approved a similar cash bonus incentive plan for our named executive officers, with no changes to the target bonus percentage for our named executive officers from 2014.

The 2015 corporate goals include strategic partnership objectives, advancing and achieving clinical development and related support activities for MultiStem, program advancement objectives, and executing against the established operating plan and capital acquisition objectives.

Long-Term Incentive Program. We believe that we can encourage superior long-term performance by our executive officers and employees through encouraging them to own, and assisting them with the acquisition of, our common stock. Our equity compensation plans provide our employees, including named executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of common stock and stock-based awards offers the best approach to achieving our objective of fostering a culture of ownership, which we believe will, in turn, motivate our named executive officers to create and enhance stockholder value. We have not adopted stock ownership guidelines, but our equity compensation plans provide a principal method for our executive officers to acquire equity in our company.

Our equity compensation plans authorize us to grant, among other types of awards, options, restricted stock and restricted stock units, or RSUs, to our employees, Directors and consultants. Historically, we elected to use stock options as our primary long-term equity incentive vehicle. However, we began awarding RSUs to our non-executive employees in 2011 and to our named executive officers in 2013. We expect to continue to use equity-based awards as a long-term incentive vehicle because we believe:

•

equity-based awards align the interests of our executives with those of our stockholders, support a pay-for-performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;

•	equity-based awards have the potential to increase in value based on our performance and the growth of our stock price;

•

equity-based awards help to provide a balance to the overall executive compensation program because, while base salary and our discretionary annual bonus program focus on short-term performance, equity-based awards that vest over time reward increases in stockholder value over the longer term; and

•	the vesting period of equity-based awards encourages executive retention and efforts to preserve stockholder value.

In 2014, we granted 657,664 stock options and 292,352 RSUs to our named executive officers, as well as stock options and RSUs to our other employees. We revised our long-term equity incentive program for our named executive officers in 2013 in connection with the termination of an outdated incentive program and the initiation of an ordinary-course annual equity award program.

Annual equity awards are tied to factors such as performance, peer and market analysis, and the total equity ownership level of each named executive officer, and further enhance the retention and long-term stock ownership features of our equity incentive program. In determining the number of stock-based awards to be granted to named executive officers, we review annually our named executive officers’ equity ownership positions, and we take into account the individual’s scope of responsibility, ability to affect results and stockholder value, anticipated future contributions to increases in shareholder value, and the value of equity-based awards in relation to other elements of the individual named executive officer’s total compensation. We also review competitive compensation data, an assessment of individual performance, a review of each named executive officer’s existing long-term incentives, retention considerations and a subjective determination of the individual’s potential to positively impact future stockholder value. Equity-based awards are granted from time to time by the Compensation Committee and the Board of Directors, with input from independent compensation consultants, as appropriate. The following stock option and RSU awards were granted to our named executive officers in June 2014 as part of our program for annual equity-based awards, which vest quarterly over a four-year period:

	Stock Options	Restricted Stock Units
Dr. Van Bokkelen	207,680	92,320
Dr. Harrington	121,152	53,856
Mr. Lehmann	121,152	53,856
Dr. Deans	103,840	46,160
Ms. Campbell	103,840	46,160

Retirement and Insurance Benefits. Consistent with our compensation philosophy, we maintain benefits for our named executive officers, including medical, dental, vision, life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan. The named executive officers and employees have the ability to participate in these benefits at the same levels. We make employer contributions to our 401(k) retirement plan and contributed approximately $284,000 in 2014. We provide such retirement and health insurance benefits to our employees to retain qualified personnel.

In addition, Dr. Van Bokkelen, Dr. Harrington, Mr. Lehmann, Dr. Deans and Ms. Campbell also receive Company-paid life insurance benefits in the amounts of $2.0 million for Dr. Van Bokkelen, Dr. Harrington and Mr. Lehmann, and $1.0 million for Dr. Deans and Ms. Campbell. These additional life insurance policies are provided to these officers due to their extensive travel requirements and contributions to the Company.

Severance Arrangements

See the disclosure under “Potential Payments Upon Termination or Change of Control” for more information about severance arrangements with our named executive officers. We provide such severance arrangements in order to assure that our executives will focus on the best interests of the business at all times, without undue concern for their own financial security.

Employment Agreements and Arrangements

We believe that entering into employment agreements with each of our named executive officers was necessary for us to attract and retain talented and experienced individuals for our senior level positions. In this way, the employment agreements help us meet the initial objective of our compensation program. Each agreement contains terms and arrangements that we agreed to through arms-length negotiation with our named executive officers. We view these employment agreements as reflecting the minimum level of compensation that our named executive officers require to remain employed with us, and thus the bedrock of our compensation program for our named executive officers. For more details of our employment agreements and arrangements, see the disclosure under “2014 Summary Compensation Table.”

General Tax Deductibility of Executive Compensation

We structure our compensation program to comply with Internal Revenue Code Section 162(m). Under Section 162(m) of the Code, there is a limitation on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance-based. The Compensation Committee manages our incentive programs to qualify for the performance-based exemption; however, it also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

2014 Summary Compensation Table

The following table and narrative set forth certain information with respect to the compensation earned during the fiscal year ended December 31, 2014 by our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus (1) ($)		Stock Awards (2, 3) ($)		Option Awards (4) ($)		All Other Compensation ($)		Total (5)
Gil Van Bokkelen, Chief Executive Officer (6)	2014 2013 2012	$ $ $	466,815 450,000 430,000	$ $ $	133,000 118,800 107,500	$ $ $	152,328 1,188,518 0	$ $ $	286,598 264,550 0	$ $ $	22,273 12,620 12,620	$ $ $	1,061,014 2,034,488 550,120
Laura Campbell, Vice President of Finance	2014 2013 2012	$ $ $	247,265 239,300 231,562	$ $ $	36,000 42,000 40,500	$ $ $	76,164 632,028 0	$ $ $	143,299 85,800 0	$ $ $	13,109 5,109 5,109	$ $ $	515,837 1,004,237 277,171
William (BJ) Lehmann, Jr., President and Chief Operating Officer	2014 2013 2012	$ $ $	382,015 371,400 358,849	$ $ $	82,500 84,000 77,000	$ $ $	88,862 980,924 0	$ $ $	167,190 164,450 0	$ $ $	11,163 4,673 4,673	$ $ $	731,730 1,605,447 440,522
John Harrington, Chief Scientific Officer and Executive Vice President (6)	2014 2013 2012	$ $ $	380,015 369,400 357,116	$ $ $	82,000 83,500 77,800	$ $ $	88,862 975,642 0	$ $ $	167,190 143,000 0	$ $ $	10,523 4,355 4,355	$ $ $	728,590 1,575,897 439,271
Robert Deans, Executive Vice President, Regenerative Medicine	2014 2013 2012	$ $ $	326,570 318,000 307,500	$ $ $	55,000 65,000 62,300	$ $ $	76,164 839,887 0	$ $ $	143,299 114,400 0	$ $ $	10,420 5,620 5,620	$ $ $	611,453 1,342,907 375,420

(1)	The target bonuses as a percentage of salary were increased in 2014.
(2)	Amounts do not reflect cash compensation actually received by our named executive officers. The amounts for annual stock awards that began in 2014 for our named executive officers represent the grant date full value of restricted stock units that vest over a four-year period. The fair value of restricted stock unit awards is calculated in accordance with Accounting Standards Codification 718, or ASC 718, excluding the impact of potential forfeitures. Assumptions used in the calculation of these amounts are included in the Notes to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.
(3)	In 2005, in connection with a restructuring of internal programs and to retain and motivate executives, Athersys entered into incentive agreements that provided the executives financial participation in the event of certain merger or acquisition or asset sale transactions. The incentive agreements were established prior to our common stock being publicly traded, had precluded the granting of routine equity awards to officers, and had become outdated. In 2013, the Board approved arrangements whereby the officers agreed to terminate their incentive agreements in return for one-time grants of RSUs for their past service and performance and the ability to receive routine annual grants of equity-based awards, to better align management incentives with corporate objectives. The amounts for these 2013 stock awards represent the grant date full value of the RSUs that vest over a three-year period. The fair value of RSUs is calculated in accordance with ASC 718, excluding the impact of potential forfeitures. Assumptions used in the calculation of these amounts are included in the Notes to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.
(4)	Amounts do not reflect cash compensation actually received by our named executive officers. The amounts for option awards reflect the full grant date fair value of the equity awards made during the fiscal years ended December 31, 2014 and 2013 in accordance with ASC 718, excluding the impact of potential forfeitures. Assumptions used in the calculation of these amounts are included in the Notes to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.

(5)	Total column includes salary, bonus and non-cash compensation related to stock-based awards. For example, Dr. Van Bokkelen salary was $450,000 in 2013, but the $2,034,488 total includes non-cash compensation related to a stock-based award that was received in 2013 tied to the termination of an incentive agreement. See Note 3 above.
(6)	Drs. Van Bokkelen and Harrington also served as our Directors for 2014, 2013 and 2012 but did not receive any compensation as our Directors.

Grants of Plan-Based Awards for 2014

The following table sets forth plan-based equity awards granted to our named executive officers during 2014 under our equity compensation plans.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Gil Van Bokkelen	June 17, 2014	(1)	92,320			$152,328
	June 17, 2014	(2)		207,680	$1.65	$286,598
Laura Campbell	June 17, 2014	(1)	46,160			$76,164
	June 17, 2014	(2)		103,840	$1.65	$143,299
William (BJ) Lehmann, Jr.	June 17, 2014	(1)	53,856			$88,862
	June 17, 2014	(2)		121,152	$1.65	$167,190
John Harrington	June 17, 2014	(1)	53,856			$88,862
	June 17, 2014	(2)		121,152	$1.65	$167,190
Robert Deans	June 17, 2014	(1)	46,160			$76,164
	June 17, 2014	(2)		103,840	$1.65	$143,299

(1)	Restricted stock units granted under our Long-Term Incentive Plan.
(2)	Options granted under our Long-Term Incentive Plan.
(3)	The amounts in this column represent the grant date fair value of the options calculated in accordance with ASC 718, excluding the impact of potential forfeitures.

Employment Agreements and Arrangements

Dr. Gil Van Bokkelen. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. Gil Van Bokkelen, to serve initially as President and Chief Executive Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Van Bokkelen was entitled to an initial base salary of $150,000, which may be increased at the discretion of the Board of Directors, and an annual discretionary incentive bonus of up to 33% of his base salary. His salary for 2015 is $475,000 and his target annual incentive bonus is 60% of his base salary. Dr. Van Bokkelen also received options to purchase shares of common stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. Dr. Van Bokkelen is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2015) and an automobile for business use (which was eliminated in 2014). For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Van Bokkelen has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

Dr. John J. Harrington. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. John J. Harrington to serve initially as Executive Vice President and Chief Scientific Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Harrington was entitled to an initial base salary of $150,000, which may be increased at the discretion of the Board of Directors, and an annual discretionary incentive bonus of up to 33% of his base salary. His salary for 2015 is $387,000 and his target annual incentive bonus is 45% of his base salary. Dr. Harrington also received options to purchase shares of common stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. Dr. Harrington is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2015). For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Harrington has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

Laura K. Campbell. On May 22, 1998, we entered into a two-year employment agreement with Laura K. Campbell to serve initially as Controller. The agreement automatically renews for subsequent one-year terms on May 22 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Ms. Campbell was entitled to an initial base salary of $70,200, which may be increased at the discretion of the Board of Directors. Her salary for 2015 is $251,750 and her target annual incentive bonus is 30% of her base salary. Ms. Campbell also received options to purchase shares of common stock upon her employment that were terminated in 2007, and her current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.”

William (B.J.) Lehmann, Jr. On January 1, 2004, we entered into a four-year employment agreement with Mr. Lehmann to serve initially as Executive Vice President of Corporate Development and Finance. The agreement automatically renews for subsequent one-year terms on January 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. The agreement was amended in 2013 to modify the duration of his severance arrangement, with no change to the events triggering such severance. Under the terms of the agreement, Mr. Lehmann was entitled to an initial base salary of $250,000, which may be increased at the discretion of the Board of Directors. His salary for 2015 is $389,000 and his target annual incentive bonus is 45% of his base salary. Mr. Lehmann also received options to purchase shares of common stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Mr. Lehmann has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of twelve months thereafter, he is restricted from, among other things, competing with us.

Dr. Robert Deans. On October 3, 2003, we entered into a four-year employment agreement with Dr. Robert Deans to serve initially as Vice President of Regenerative Medicine. The agreement automatically renews for subsequent one-year terms on October 3 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Deans was entitled to an initial base salary of $200,000, which may be increased at the discretion of the Board of Directors, and an annual discretionary incentive bonus of up to 30% of his base salary. His salary for 2015 is $332,000 and his target annual incentive bonus is 40% of his base salary. Dr. Deans also received options to purchase shares of common stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Deans has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of six months thereafter, he is restricted from, among other things, competing with us.

Equity Compensation Plans

In June 2007, we adopted two equity compensation plans, which authorize the Board of Directors, or a committee thereof, to provide equity-based compensation in the form of stock options, restricted stock, RSUs and other stock-based awards, which are used to attract and retain qualified employees, Directors and consultants. Equity awards are granted from time to time under the guidance and approval of the Compensation Committee. Total awards under these plans, as amended, are currently limited to 11,500,000 shares of Common Stock, of which 1,602,859 shares remain available for issuance at March 31, 2015.

401(k) Plan

We have a tax-qualified employee savings and retirement plan, also known as a 401(k) plan that covers all of our employees. Under our 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $17,500 in 2014, and have the amount of the reduced compensation to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. We may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by the Board of Directors. We made matching contributions to the 401(k) plan during fiscal 2014 at a maximum rate of 100% of the first $3,000 of participant contributions, plus 40% of participant contributions in excess of $3,000 per participant, which amounted to approximately $284,000 in 2014. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions we make will be deductible when made.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gil Van Bokkelen	25,960	181,720	$1.65	June 17, 2024	(1)	—		—
	69,375	115,625	$1.71	June 18, 2023	(1)	—		—
	25,000	0	$5.28	December 23, 2019	(2)	—		—
	712,500	0	$5.00	June 8, 2017	(3)	—		—
	—	—	—	—		347,520	(4)	$549,082	(5)
	—	—	—	—		80,780	(6)	$127,632	(5)
Laura Campbell	12,980	90,860	$1.65	June 17, 2024	(1)	—		—
	22,500	37,500	$1.71	June 18, 2023	(1)	—		—
	17,500	0	$5.28	December 23, 2019	(2)	—		—
	200,000	0	$5.00	June 8, 2017	(3)	—		—
	—	—	—	—		184,801	(4)	$291,986	(5)
	—	—	—	—		40,390	(6)	$63,816	(5)
William (BJ) Lehmann	15,144	106,008	$1.65	June 17, 2024	(1)	—		—
	43,125	71,875	$1.71	June 18, 2023	(1)	—		—
	22,500	0	$5.28	December 23, 2019	(2)	—		—
	400,000	0	$5.00	June 8, 2017	(3)	—		—
	—	—	—	—		286,818	(4)	$453,172	(5)
	—	—	—	—		47,124	(6)	$74,456	(5)
John Harrington	15,144	106,008	$1.65	June 17, 2024	(1)	—		—
	37,500	62,500	$1.71	June 18, 2023	(1)	—		—
	22,500	0	$5.28	December 23, 2019	(2)	—		—
	700,000	0	$5.00	June 8, 2017	(3)	—		—
	—	—	—	—		285,275	(4)	$450,735	(5)
	—	—	—	—		47,124	(6)	$74,456	(5)
Robert Deans	12,980	90,860	$1.65	June 17, 2024	(1)	—		—
	30,000	50,000	$1.71	June 18, 2023	(1)	—		—
	20,000	0	$5.28	December 23, 2019	(2)	—		—
	240,000	0	$5.00	June 8, 2017	(3)	—		—
	—	—	—	—		245,580	(4)	$388,016	(5)
	—	—	—	—		40,390	(6)	$63,816	(5)

(1)	Options vest ratably over four years on a quarterly basis.

(2)	Options were granted on December 23, 2009 and vested ratably over one year on a quarterly basis, and thus were fully exercisable on December 24, 2010.
(3)	Options were granted on June 8, 2007 and vested at a rate of 40% on the grant date and vested 20% in each of the three years thereafter (on a quarterly basis), and thus were fully exercisable on June 8, 2010.
(4)	In 2005, in connection with a restructuring of internal programs and to retain and motivate executives, Athersys entered into incentive agreements that provided the executives financial participation in the event of certain merger or acquisition or asset sale transactions. The agreements were established prior to our common stock being publicly traded, had precluded the granting of routine equity awards to officers, and had become outdated. In 2013, the Board approved arrangements whereby the officers agreed to terminate their incentive agreements in return for one-time grants of RSUs for their past service and performance and the ability to receive routine annual grants of equity-based awards, to better align management incentives with corporate objectives. These RSUs vest over three years on a quarterly basis.
(5)	Value is based on the closing price of our common stock of $1.58 on December 31, 2014, as reported on NASDAQ.
(6)	The stock awards reflected in this column consist of RSUs granted on June 17, 2014, which vest over four years on a quarterly basis.

2014 Options Exercised and Stock Vested

None of our named executive officers exercised any stock options during 2014. The following table provides information on all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2014:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Gil Van Bokkelen	243,220	$482,359
Laura Campbell	128,974	$256,036
William (BJ) Lehmann	197,946	$394,493
John Harrington	196,916	$392,414
Robert Deans	169,490	$337,777

(1)	The value realized upon vesting is the product of multiplying the number of shares of common stock by the market value of the underlying shares on the vesting date.

Potential Payments Upon Termination or Change in Control

Under their employment agreements, the named executive officers may be entitled to certain potential payments upon termination. In the event that an executive officer is terminated without cause or terminates employment for good reason, as defined in the agreements, we would be obligated to pay full base salary for a defined period, subject to mitigation related to other employment. For Gil Van Bokkelen and John Harrington, the defined payment period is 18 months, for William (BJ) Lehmann, the defined payment period is twelve months, and for Laura Campbell and Robert Deans, the defined payment period is six months. We would also be obligated to continue the participation of Gil Van Bokkelen and John Harrington in all medical, life and employee “welfare” benefit programs for a period of eighteen months at our expense, to the extent available and possible under the programs.

The agreements define “cause” to mean willful and continuous neglect of such executive officer’s duties or responsibilities or willful misconduct by the executive officer that is materially and manifestly injurious to our Company. “Good reason” includes, among other things, demotion, salary reduction, relocation without consent, failure to provide an executive officer with adequate and appropriate facilities and termination by the executive officer within 90 days of a change in control. A “change in control” occurs when (1) a person or group of persons purchases 50% or more of our consolidated assets or a majority of our voting shares, or (2) if, following a public offering, the directors of Athersys immediately following the offering no longer constitute a majority of the Board of Directors. Upon a change in control, or if the named executive officer should die or become permanently disabled, all unvested stock options become immediately vested and exercisable. As of December

31, 2014, each of the named executive officers held unvested stock options and RSUs, as reflected in the Outstanding Equity Awards at 2014 Fiscal Year-End table above.

In the event that an executive officer is terminated for cause or as a result of death, we would be obligated to pay full base salary and other benefits, including any unpaid expense reimbursements, through the date of termination, and would have no further obligations to the executive officer. In the event that an executive officer is unable to perform duties as a result of a disability, we would be obligated to pay full base salary and other benefits until employment is terminated and for a period of twelve months from the date of such termination.

The table below reflects the amount of compensation payable to each named executive officer in the event of termination of such executive’s employment, pursuant to such executive’s employment agreement. The amounts shown assume that such termination was effective as of December 31, 2014 and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to executives upon their termination.

	Executive Benefit and Payments Upon Separation	Termination Without Cause or Voluntary For Good Reason
Gil Van Bokkelen	Cash Severance Payment	$700,223
	Continuation of Benefits	$30,591

	Total	$730,814

William (BJ) Lehmann, Jr.	Cash Severance Payment	$382,015
	Continuation of Benefits	$—

	Total	$382,015

John Harrington	Cash Severance Payment	$570,023
	Continuation of Benefits	$30,591

	Total	$600,614

Robert Deans	Cash Severance Payment	$163,285
	Continuation of Benefits	$—

	Total	$163,285

Laura Campbell	Cash Severance Payment	$123,633
	Continuation of Benefits	$—

	Total	$123,633

Director Compensation Table for 2014

The following table summarizes compensation paid to our non-employee Directors in 2014:

Name(a)	Fees Earned or Paid in Cash ($)(b)	Option Awards ($)(1)(d)	Total ($)(h)
Lee E. Babiss	$80,000	$36,600	$116,600
Ismail Kola	$45,000	$36,600	$81,600
Lorin J. Randall	$70,000	$36,600	$106,600
Kenneth H. Traub	$52,500	$36,600	$89,100
Jack L. Wyszomierski	$57,500	$36,600	$94,100

(1)	Amounts in column (d) do not necessarily reflect compensation actually received by our Directors. The amounts in column (d) reflect the full grant date fair value of the equity awards made during the fiscal year ended December 31, 2014, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to the 2014 audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2014. The Directors had option awards outstanding as of December 31, 2014 for shares of common stock as follows: Lee Babiss — 165,000; Ismail Kola 165,000; Lorin Randall — 105,000; Kenneth Traub — 90,000; and Jack Wyszomierski — 165,000.

Under our Director compensation program for non-employee Directors, new Directors receive an initial stock option grant to purchase 50,000 shares of Common Stock at fair market value on the date of grant, which vests at a rate of 50% in the first year (on a quarterly basis) and 25% in each of the two years (on a quarterly basis) thereafter.

Additionally, the non-employee Directors receive annually an option award to purchase 30,000 shares of common stock at fair market value on the date of grant, which vests quarterly over a one-year period, with such anniversary awards issued in June of each year in connection with our annual stockholder meeting. In June 2014, Directors Babiss, Kola, Randall, Traub and Wyszomierski each received an anniversary stock option award of 30,000 shares. All initial and anniversary stock option awards granted to non-employee Directors have a term of ten years and upon the termination of the Director’s service, the Director has 18 months in which to exercise the vested portion of his options prior to forfeiture.

Our Directors receive annual cash compensation retainers as set forth below:

Board Member	$40,000
Lead Director	$25,000
Audit Committee — Chairman	$15,000
Audit Committee — Member	$7,500
Compensation Committee — Chairman	$10,000
Compensation Committee — Member	$5,000
Nominations and Corporate Governance Committee — Chairman	$10,000
Nominations and Corporate Governance Committee — Member	$5,000

These annual retainers are paid in quarterly installments and Directors are reimbursed for reasonable out-of-pocket expenses incurred while attending Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

In 2014, none of our Directors was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above and based on this review, has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee

Board of Directors

Lee E. Babiss

Lorin J. Randall

Kenneth H. Traub

Jack W. Wyszomierski

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of February 28, 2015 (unless otherwise indicated below) by:

•	each person known by us to beneficially own more than 5% of our Common Stock;

•	each of our Directors;

•	each of the executive officers named in the Summary Compensation Table; and

•	all of our Directors and executive officers as a group.

We determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that could be issued upon the exercise of outstanding options, RSUs and warrants held by that person that are exercisable within 60 days of February 28, 2015 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

Percentage ownership calculations for beneficial ownership for each person or entity are based on 79,937,970 shares of Common Stock outstanding as of February 28, 2015.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
Greater Than 5% Stockholders
A.M. Pappas & Associates, LLC(1)	4,092,400	5.1%
Directors and Executive Officers
Gil Van Bokkelen(2)	1,388,396	1.7%
Lee Babiss(3)	157,500	*
John Harrington(4)	1,061,914	1.3%
Ismail Kola(5)	157,500	*
Lorin Randall(6)	97,500	*
Kenneth Traub(7)	100,625	*
Jack Wyszomierski(8)	157,500	*
Laura Campbell(9)	489,228	*
Robert Deans(10)	497,420	*
William (BJ) Lehmann, Jr.(11)	649,957	*
All Directors and executive officers as a group (10 persons)	4,757,540	6.0%

*	Less than 1%.
(1)	A Schedule 13G/A filed with the SEC on February 17, 2015 reported that A.M. Pappas & Associates, LLC, or Pappas, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 4,092,400 shares of Common Stock as a result of acting as investment adviser to various Pappas clients. Pappas has sole voting and dispositive power over 4,092,400 shares of Common Stock. The address for Pappas is 2520 Meridian Parkway, Suite 400, Durham, North Carolina 27713.
(2)	Includes vested options for 857,378 shares of Common Stock at a weighted average exercise price of $4.55 per share and 63,690 RSUs that vest within 60 days of February 28, 2015.
(3)	Includes vested options for 157,500 shares of Common Stock at a weighted average exercise price of $2.48 per share.
(4)	Includes vested options for 788,966 shares of Common Stock at a weighted average exercise price of $4.73 per share and 50,912 RSUs that vest within 60 days of February 28, 2015.
(5)	Includes vested options for 157,500 shares of Common Stock at a weighted average exercise price of $2.30 per share.
(6)	Includes vested options for 97,500 shares of Common Stock at a weighted average exercise price of $1.96 per share.
(7)	Includes vested options for 80,625 shares of Common Stock at a weighted average exercise price of $1.60 per share.

(8)	Includes vested options for 157,500 shares of Common Stock at a weighted average exercise price of $2.43 per share.
(9)	Includes vested options for 263,220 shares of Common Stock at a weighted average exercise price of $4.44 per share and 33,686 RSUs that vest within 60 days of February 28, 2015.
(10)	Includes vested options for 314,470 shares of Common Stock at a weighted average exercise price of $4.44 per share and 43,815 RSUs that vest within 60 days of February 28, 2015.
(11)	Includes vested options for 495,529 shares of Common Stock at a weighted average exercise price of $4.53 per share and 51,169 RSUs that vest within 60 days of February 28, 2015.

Equity Compensation Plan Information.

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2014, unless otherwise indicated.

Plan Category	Number of securities to be issued upon exercise of outstanding awards	Weighted- average exercise price of outstanding awards	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a) (1)	(b) (2)	(c) (1)
Equity compensation plan approved by security holders	7,274,292	$3.28	1,209,291
Equity compensation plan not approved by security holders (3)	998,432	$3.48	421,568

Total	8,272,724		1,630,859

(1)	Included in column (a) and (c) are both stock option and RSU awards under our equity compensation plans.
(2)	Reflects the weighted-average exercise price of outstanding options only, as opposed to RSUs that do not have an exercise price.
(3)	The other shares of Common Stock included in this plan category are issued or issuable under our Equity Incentive Compensation Plan. The terms of our Equity Incentive Compensation Plan are substantially similar to the terms of the Current LTIP. For information on the terms of these plans, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Program”, as well as “Compensation Discussion and Analysis – Equity Compensation Plans”.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act that were furnished to the Company during or with respect to fiscal year 2014 by persons who were, at any time during fiscal year 2014, Directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met.

SUBMISSION OF STOCKHOLDER PROPOSALS AND ADDITIONAL INFORMATION.

The Company must receive by January 12, 2016 any proposal of a stockholder intended to be presented at the 2016 annual meeting of stockholders of the Company, which we refer to as the 2016 Annual Meeting, and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2016 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 3201 Carnegie Avenue, Cleveland, Ohio 44115 and should be submitted to the attention of the Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2016 Annual Meeting, which we refer to as Non-Rule 14a-8 Proposals, must be received by the Company by March 27, 2016 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2016 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company.

The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2014, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

The Directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice by March 15, 2015 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary

May 6, 2015

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 24, 2015

This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2014 are available free of charge at http://ir.athersys.com/annuals.cfm. We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2014, as filed with the SEC. Requests for such copies should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Company’s Vice President of Finance at lcampbell@athersys.com. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on June 24, 2015.

Vote by Internet
• Go to www.investorvote.com/ATHX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 7 LISTED DIRECTOR
NOMINEES, FOR PROPOSALS 2 AND 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Gil Van Bokkelen	☐	☐	02 - John J. Harrington	☐	☐	03 - Lee E. Babiss	☐	☐
	04 - Ismail Kola	☐	☐	05 - Kenneth H. Traub	☐	☐	06 - Lorin J. Randall	☐	☐
	07 - Jack L. Wyszomierski	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending Dec. 31, 2015.	☐	☐	☐	3. Approval, on a non-binding advisory basis, of named executive officer compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly voting your shares using one of the three voting methods outlined on this card.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

+

Proxy — Athersys, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL STOCKHOLDERS MEETING ON JUNE 24, 2015.

The undersigned hereby constitutes and appoints Dr. Gil Van Bokkelen, Mr. William Lehmann and Ms. Laura Campbell, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Athersys, Inc. to be held at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114 on June 24, 2015, at 8:00 a.m. EST and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE YOUR SHARES BY USING ONE OF THE THREE VOTING METHODS OUTLINED ON THIS CARD.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Please check this box if you plan to attend the Annual Meeting of	☐
Stockholders.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+